EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated June 24, 2021, except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is July 12, 2021, related to the consolidated financial statements of StartEngine Crowdfunding, Inc., as of December 31, 2020 and 2019, and for the years then ended.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 12, 2021